INTERNAP NETWORK SERVICES CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 30, 2001

    The undersigned hereby appoints ANTHONY C. NAUGHTIN and PAUL E. MCBRIDE, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Internap Network Services Corporation that the undersigned may be entitled to vote at the annual meeting of Shareholders of Internap Network Services Corporation to be held at the Renaissance Madison Hotel, 515 Madison Street, Seattle, Washington, on Tuesday, July 10, 2001 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR PROPOSAL 2 AND THE NOMINEE LISTED IN PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

IMPORTANT—Please Date and Sign on the Other Side.

MANAGEMENT RECOMMENDS A VOTE FOR THE REORGANIZATION.
PROPOSAL 1:
To adopt a holding company structure to be implemented pursuant to a merger of a wholly-owned subsidiary of Internap Corporation with and into Internap, with the shareholders of Internap receiving one share of Internap Corporation for each share of Internap Common stock they own.
	// FOR	// AGAINST	// ABSTAIN
MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.
PROPOSAL 2:	To ratify selection of PricewaterhouseCoopers LLP as independent auditors of the Company for each of its fiscal years ending December 31, 2001 and 2002.
	// FOR	// AGAINST	// ABSTAIN
MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.
PROPOSAL 3:	To elect 2 directors to hold office until the 2004 Annual Meeting of Shareholders.
	/ / FOR the nominee listed below.	/ / WITHHOLD AUTHORITY to vote for the nominee listed below.
Nominee: Fredric C. Harman
	/ / FOR the nominee listed below.	/ / WITHHOLD AUTHORITY to vote for the nominee listed below.
Nominee: Kevin L. Ober
I plan to attend the Annual Meeting. / /	I do not plan to attend the Annual Meeting. / /
Dated
SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.